Exhibit 99.2

PROSPECTUS

TRANS WORLD CORPORATION

545 Fifth Avenue

Suite 940

New York, New York 10017

(212) 983-3355

TRANS WORLD CORPORATION

2014 EQUITY INCENTIVE PLAN, AS AMENDED

910,750 Shares of Common Stock, par value $0.001 per share (“Common Stock”)

910,750 Options to Purchase Shares of Common Stock

The Common Stock is traded on the OTC-QB Market under the ticker symbol “TWOC”.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

There are risks involved in the investment in the Common Stock. See “General Information About the Plan — Risks of Investment.” See page 6.

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

The date of this prospectus is July 12, 2016.

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE PLAN	3
Purposes of the Plan	3
Persons Eligible to Participate in the Plan	3
Effective Date; Term of the Plan	4
Administration of the Plan	4
Risk of Investment	6
Risks Related to the Company	6
Risks Related to the Plan	6
Amendment and Termination of the Plan and Awards Thereunder	8

AWARDS	8
Types of Awards That May Be Granted under the 2014 Equity Incentive Plan	8
Stock Options	8
Stock Appreciation Rights	9
Restricted Stock and Restricted Stock Units	9
Other Stock-Based Awards	10
Performance Awards	10
Fair Market Value	12
Award Agreements	12
Termination or Suspension of Employment or Service	13
Change in Control	14
Shares Reserved Under the 2014 Equity Incentive Plan	14
Adjustments for Capital Changes	14
Accounting for Awards	15
Restrictions on Transferability of Awards or Shares Subject to Awards	15
Income Tax Withholding	16

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES	16
Introduction	16
Summary	17
Incentive Stock Options	17
Nonqualified Stock Options	18
Stock Appreciation Rights	18
Restricted Stock	18
Restricted Stock Units	18
Other Stock-Based Awards	19
Performance Awards	19
Deduction Limit for Certain Executive Compensation	19
Section 409A of the Code	20
Special Rules for Executive Officers and Directors Subject to Section 16(b)	20
Change in Control	21

RESTRICTIONS ON RESALE	22

ADDITIONAL PROVISIONS AFFECTING CERTAIN INSIDERS	22

ADDITIONAL INFORMATION	22

GENERAL INFORMATION ABOUT THE PLAN

The information in this prospectus relates to the Trans World Corporation 2014 Equity Incentive Plan, as amended as of June 2, 2016, which we refer to as the “Plan” in this prospectus.  The description of the Plan in this prospectus is subject to and qualified by the terms and conditions of the Plan. To request a copy of the Plan, or to obtain additional information about the Plan and its administrators, you may write to the Jill Yarussi, Corporate Secretary, Trans World Corporation, 545 Fifth Avenue, Suite 940, New York, New York, send her an e-mail at JYarussi@transwc.com, or call her at (212) 983-3355.

The Plan is a stock incentive plan under which we may offer securities of Trans World Corporation (“TWC” or the “Company” or “us” or “we” or similar references to the Company herein) to the employees, officers and non-employee directors of the Company or its affiliates.  Under the Plan, an “affiliate” is any entity that, directly or indirectly, is controlled by the Company and any entity in which the Company has a significant equity interest, in either case as determined by the Compensation Committee of the Board of Directors (the “Committee”).

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”).

The Trans World Corporation 2014 Equity Incentive Plan was adopted by our Board of Directors on April 23, 2014 and was approved by our stockholders at our Annual Meeting of Stockholders on June 25, 2014. The amendment to the Plan was adopted by our Board of Directors on February 26, 2016 and approved by our stockholders at our Annual Meeting of Stockholders on June 2, 2016.

Purposes of the Plan

The purposes of the Trans World Corporation 2014 Equity Incentive Plan are to promote the interests of the Company and its stockholders by:

•                  attracting and retaining exceptional executive personnel and other key employees of the Company and its affiliates;

•                  motivating such employees by means of performance-related incentives to achieve long-range performance goals;

•                  enabling such employees to participate in the long-term growth and financial success of the Company; and

•                  compensating non-employee directors for their service to the Company.

Persons Eligible to Participate in the Plan

Any employee, officer or non-employee member of our Board of Directors providing services to us or our subsidiaries or affiliates is eligible to receive awards under the Plan, at the discretion of the Committee. Non-employee directors are eligible to only receive awards of nonqualified stock options under the Plan.  As of June 1, 2016, the Company had nine officers and employees and five non-employee directors eligible to participate in the Plan. An “award” is any stock option, stock appreciation right, restricted stock award, restricted stock unit, other stock-based award or performance award as described in the Plan.

However, an employee-shareholder who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its affiliates (a “10% Stockholder”) shall not be eligible for the grant of an incentive stock option unless the requirements set forth in Section 422(c)(5) of the Code are satisfied, and non-employee directors shall only be entitled to receive “nonqualified stock options.” In determining which eligible persons will receive awards and the terms of any award, the Committee may consider the nature of the services provided by the eligible persons, their present and potential contributions to the success of Trans World Corporation, or other factors that the Committee, in its discretion, deems relevant. However, the Committee is subject to certain limitations when granting “incentive stock options” under the Plan.  Incentive stock options may only be granted to full-time or part-time employees of Trans World Corporation and its affiliates.

No eligible person, participant or other person shall have any claim to be granted any award under the Plan. The Committee administering the Plan is not required to treat uniformly eligible persons, participants or holders or beneficiaries of awards under the Plan. The terms and conditions of awards need not be the same with respect to each Plan participant.

The grant of an award will not be construed as giving a participant the right to be retained as an employee or director, as applicable, of Trans World Corporation, nor will it affect in any way our right or our affiliates’ rights to terminate a participant’s employment at any time, with or without cause, or to remove a director.  Trans World Corporation or any of its affiliates may at any time dismiss a participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any award agreement.

Nothing in the Plan will prevent the Board of Directors or the Compensation Committee from adopting or continuing other compensation arrangements for employees or non-employee directors.

Effective Date; Term of the Plan

The effective date of the Plan is April 23, 2014, which is the date the Board of Directors approved the Plan.  However, no awards could be granted under the Plan prior to the receipt of stockholder approval of the Plan which occurred on June 25, 2014.

The Plan will remain in effect until the earlier of:

•                  the date that no additional shares of Common Stock are available for issuance under the Plan,

•                  the date that the Plan has been terminated in accordance with its terms, or

•                  the close of business on the tenth annual anniversary of the effective date of the Plan, or April 23, 2024.

Administration of the Plan

The Plan is administered by the Compensation Committee of our Board of Directors, which is composed of not less than two directors, each of whom is:

•                  a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as from time to time amended (the “Exchange Act”), and

•                  to the extent necessary to comply with any applicable listing or quotation requirements relating to our Common Stock, an “independent” director within the meaning of such requirements.

In addition, with respect to any employee who is a “covered employee” as defined in Section 162(m)(3) of the Code and the regulations thereunder, the Plan will be administered by either the Compensation Committee or a Compensation Subcommittee of the Compensation Committee of our Board of Directors, which will consist of two or more members of the Board appointed by the Board members who qualify as outside directors for purposes of Section 162(m) of the Code.  (All references in this prospectus to the Committee is meant to include this subcommittee, unless the context otherwise requires).

The Committee has, among other powers, the power to interpret and administer the Plan and any instrument or agreement relating thereto, as well as to establish, amend, suspend or waive such rules and regulations as it shall deem appropriate in connection with its administration of the Plan.

Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee has the power to:

•                  designate Plan participants;

•                  determine the type or types of awards to be granted to an eligible participant, subject to the following limitations:

•                  in no event shall a participant receive an award or awards under the Plan during any one calendar year covering in the aggregate more than 200,000 shares of Company Common Stock (whether such award or awards may be settled in shares of Common Stock, cash or any combination thereof); and

•                  in no event shall there be granted during the term of the Plan restricted stock or restricted stock units which are not subject to the achievement of  a performance target or targets covering more than an aggregate of 150,000 shares of Common Stock;

•                  determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards;

•                  determine the terms and conditions of any award, including the determination of any vesting period;

•                  determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares of Common Stock, other securities, other awards or other property, or canceled, forfeited or suspended;

•                  interpret and administer the Plan and any instrument or agreement relating to, or award made under, the Plan;

•                  establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

•                  determine the meaning of the term “retirement” for purposes of the Plan; and

•                  make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

All designations, determinations, interpretations and other decisions under or with respect to the Plan or any award will be within the sole discretion of the Committee, may be made at any time and will be final, conclusive and binding upon all persons, including the Company, any affiliate, any participant, any holder or beneficiary of any award, any stockholder and any employee.

Risk of Investment

Investing in our Common Stock involves a high degree of risk. Before you invest in our Common Stock, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this prospectus. The risks set forth below are not all of the risks to which our Common Stock and participation in the Plan are subject. Any of the following risks could have a material adverse effect on our business, operating results and financial condition and cause the trading price of our Common Stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto.

Risks Relating to the Company

Participants should carefully review the risks relating to the Company as set forth in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) and as incorporated herein by reference. In addition, participants should review the financial information regarding Trans World Corporation that is contained in reports filed by the Company with the SEC, which reports are also incorporated by reference into this prospectus. See the section of this prospectus entitled “Incorporation of Certain Documents by Reference.”

Risks Relating to the Plan

Awards Are Not Transferable. In general, awards granted under the Plan are not transferable and may not be encumbered by a participant, except by will or the laws of descent and distribution, unless otherwise determined by the Committee. See Section 15(a) of the Plan. In addition, participants who are “affiliates” as defined by Rule 144 under the Securities Act may have additional restrictions on the transfer of shares of Common Stock received under the Plan which may include a holding period and a limitation on the number of shares that may be transferred. Affiliates of the Company will receive share certificates that contain a legend that indicates their affiliate status and the restrictions on transfer.

No Right to Awards. Awards will be granted in the sole discretion of the Committee to eligible participants and no participant has the right to be granted any award as a result of his/her employment or for any other reason. See Section 15(b) of the Plan.

Participants May Be Treated Differently. The Committee may grant awards to some participants and not to others and the terms and conditions of the awards may not be the same for any one or more participants. Nothing in the Plan requires uniform or similar treatment of Plan participants. See Section 15(b) of the Plan.

The Plan is Subject to Change or Termination At Any Time. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made that would adversely affect the rights of any participant or any holder of any award without the consent of such participant or holder, and without the approval of the Company’s stockholders, the Board may not increase the total number of shares of Common Stock subject to awards (except for adjustments for capital changes — see below), change the persons eligible to participate under the Plan, reduce the exercise price for options granted under the Plan, or change any performance goals that have been established for performance awards. See Section 13(a) of the Plan.

The Plans Terms Will Change If There Is A Change in Control of the Company. The Plan defines a “change in control” of the Company as a change in the ownership or the effective control of the Company or the change in the ownership of a substantial portion of the assets of the Company. If that were to occur, all outstanding awards would vest, become immediately exerciseable or payable or have all restrictions lifted, depending on the type of award. See Section 12 of the Plan.

The Shares of Common Stock Subject to Awards Will Be Adjusted Upon a Capital Change. If there occurs any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split, stock dividend, stock consolidation or other capital adjustment of shares, then the aggregate number of shares of Common Stock available for issuance under the Plan, the number of shares to which any outstanding award relates, the maximum number of shares that can be covered by awards to each participant and the exercise price per share under any award options or stock appreciation rights will be proportionately adjusted. See Section 14(a) of the Plan.

The shares of Common Stock offered pursuant to the terms of the Plan are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or guaranteed by any bank. Investing in the Company’s Common Stock through the Plan involve risks, including the risk that the value of the Common Stock will fall below the price that was paid to acquire it, in which case the participant may lose all or a portion of what s/he invested by purchasing Common Stock through the Plan.  As with any investment, the past performance of the Company Common Stock is not a guarantee or indicator of future results.

Plan Awards May be Subject to Forfeiture. Under the terms of the Plan, some awards may be subject to forfeiture, as follows:

•                  Options — If an option is not exercised on or before the exercise date, the option will terminate unexercised. Under Section 6(c) of the Plan, no option can be exercised after 10 years from the date of grant or 5 years from the date of grant if the optionee is a 10% or greater stockholder at the time of grant. The failure to exercise an option would be a forfeiture of that award by the participant.

•                  Restricted Stock and Restricted Stock Units — The Plan Committee, pursuant to Section 8(a) of the Plan, has the authority, in its sole discretion, to determine the duration of the grant and the conditions under which restricted stock or restricted stock units may be forfeited.

•                  Performance Awards — Similarly, the Plan Committee has the authority to determine Performance Targets and Performance Periods under Section 10(b) of the Plan and the failure to achieve those targets during such periods would result in a forfeiture of the Award.

•                  Termination of employment, death, disability and retirement will, under Section 11, result in forfeiture of certain rights to Awards.

•                  Under Section 13 of the Plan, if the Award holder consents, the Plan Committee can alter, suspend, discontinue, cancel or terminate any Award.

The rights of Plan participants are set forth in detail in the Plan. Participants are urged to read the Plan completely.

Amendment and Termination of the Plan and Awards Thereunder

The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, provided that no such action shall be made that would adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted without the consent of the affected participant, holder or beneficiary, or that without the approval of the stockholders of the Company would:

•                  except as provided in the Plan in connection with adjustments to the outstanding Common Stock, increase the total number of shares with respect to which awards may be granted under the Plan;

•                  change the employees or class of employees or non-employee directors eligible to participate in the Plan;

•                  reduce the exercise price for options and stock appreciation rights by repricing or replacing such awards; or

•                  change the performance goals which may be established for performance awards.

The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted under the Plan, prospectively or retroactively, provided that any such action that would adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary.

Moreover, except as provided in the Plan in connection with adjustments to the outstanding Common Stock or unusual or nonrecurring events as determined by the Committee, the Committee will not have the authority to cancel any outstanding option or stock appreciation right and issue a new option or stock appreciation right in its place with a lower exercise price without the approval of the stockholders of the Company.

AWARDS

Types of Awards That May Be Granted Under the 2014 Equity Incentive Plan

Stock Options.  The Committee may grant stock options under the Plan to purchase Common Stock, including options which are intended to qualify as “incentive stock options” under the Code and options which are not intended to so qualify, or “nonqualified options.”  The purchase price of a share of Common

Stock under each type of option shall not be less than the fair market value of a share of Common Stock on the date the option is granted.  Options shall be exercisable in accordance with the terms established by the Committee, provided that options may not have a term which exceeds ten years.  The full purchase price of each share of Common Stock purchased upon the exercise of any option shall be paid at the time of exercise of the option.  Such payment may be made:

•                 in cash or its equivalent,

•                 by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to the Company the amount of sale proceeds to pay the exercise price,

•                 at the discretion of the Board or the Committee, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an option) equal in fair market value to the purchase price of the shares to be acquired pursuant to the option,

•                 at the discretion of the Board or the Committee, by withholding some of the shares of Common Stock which are being purchased upon exercise of an option, or

•                 any combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of shares tendered to the Company is at least equal to such exercise price.

Stock Appreciation Rights (“SAR”).  Under the Plan, the Committee may grant a SAR in connection with all or any portion of a contemporaneously granted option or independent of any option grant.  SARs will be exercisable in accordance with the terms established by the Committee.  A SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares of Common Stock on the exercise date exceeds an exercise price established by the Committee, which shall not be less than 100% of the fair market value of the Common Stock at the time the SAR is granted.  Such excess amount will be payable in Common Stock, in cash, or in a combination thereof, as determined by the Committee.

Restricted Stock and Restricted Stock Units.  Under the Plan, the Committee may grant shares of restricted stock, which are shares of Common Stock which are subject to a substantial risk of forfeiture due to a restriction based on continued employment or the occurrence of other events, as determined by the Committee, and restricted stock units, which are similarly subject to a substantial risk of forfeiture and may be settled either by the delivery of one share of Common Stock for each restricted stock unit or in cash in an amount equal to the fair market value of one share of Common Stock for each restricted stock unit, as determined by the Committee.  Any such awards shall be subject to such conditions and have such terms as may be determined by the Committee, provided that restricted stock and restricted stock units which have not been granted in lieu of base salary or bonuses or which have a restriction based on completion of a specified period of service with the Company without the Company’s achievement of a performance goal determined by the Committee shall have a minimum vesting period of three years from the date of grant, except in the event of a change in control of the Company and, in the sole discretion of the Committee, in the event of the participant’s death or disability. Except as otherwise provided in the applicable award agreement, a participant shall have all of the rights of a stockholder with respect to the shares covered by the restricted stock award, and a participant shall have none of the rights of a stockholder with respect to restricted stock units until such time as shares are paid in settlement of the restricted stock units.  Unless otherwise provided in the applicable award agreement, shares covered by restricted stock awards will be entitled to full dividend rights and any dividends paid will be paid or distributed to the holder at such time as the underlying shares become vested and earned by the participant.

Other Stock-Based Awards.  Under the Plan, the Committee may grant any other stock-based award, which is any award of shares of Common Stock or other award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock which is not described above and is deemed by the Committee to be consistent with the purposes of the Plan.  The Committee will determine the terms and conditions of any other stock-based award and whether such awards shall be paid in cash, shares of Common Stock or in a combination thereof, provided that an other stock-based award which is not granted in lieu of base salary or bonuses or which is not subject to the Company’s achievement of a performance goal determined by the Committee shall have a minimum vesting period of three years from the date of grant, except in the event of a change in control of the Company and, in the sole discretion of the Committee, in the event of the participant’s death or disability.

Performance Awards.  Under the Plan, the Committee has the sole and complete authority to determine the extent to which an award of stock options, SARs, restricted stock, restricted stock units or other stock-based awards will be subject to the achievement of one or more performance goals over one or more performance periods. For awards intended to result in deductible “qualified performance-based compensation,” any such performance goal and performance period will be determined by the Committee within the time prescribed by Section 162(m) of the Code and the regulations thereunder in order for the performance goal to be considered “pre-established” for this purpose.

Subject to the terms of the Plan, the Committee will determine:

•      the performance goals to be achieved during any performance period,

•      the length of any performance period,

•      the amount of any performance award and

•      the amount and kind of any payment or transfer to be made pursuant to any performance award.

Each performance award will be earned, vested and payable only upon the achievement of performance goals established by the Committee based upon one or more of the criteria set forth in the Plan, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide at the time of grant in the applicable award agreement that achievement of such performance goals will be waived (with the performance award deemed earned) in whole or in part or will be deemed to have been satisfied at a specified level, that the performance period shall be shortened, and/or that the payment under the performance award will be pro-rated to reflect the reduced performance period upon the termination of employment of a participant by reason of death or disability, or the occurrence of a change in control of the Company.

Performance awards may be paid in a lump sum or in installments following the close of the performance period, provided that no full and/or partial payment of a performance award granted hereunder may be made to a covered employee until the Committee has certified in writing the attainment by the Company of the applicable performance target or performance targets over the applicable performance period or performance periods.

The Committee must utilize objective criteria to establish corporate performance goals with respect to an award to a covered employee for purposes of Section 162(m) of the Code based on one or more of the following measures:

• net income;

• net income before taxes;

• operating earnings;

• cash earnings;

• operating cash earnings;

• cash flow;

• financial return ratios, including, but not limited to, return on average assets, return on tangible total assets, return on average stockholders’ equity, return on average tangible stockholders’ equity, average stockholders’ equity to average total assets, risk-adjusted return on capital, return on investment, economic value added, efficiency ratio, expense ratio, revenue growth, non-interest income to total revenue ratio and net interest margin;

• total stockholder return;

• earnings per share;

• operating earnings per share;

• cash earnings per share;

• other balance sheet or income statement items;

• stock price;

• market share; or

• project completion.

Approval of the Plan by the stockholders of the Company also constituted approval of the foregoing measures for purposes of Section 162(m) of the Code.  Performance goals with respect to participants who are not covered employees for purposes of Section 162(m) also may be based on any other objective performance goals as may be established by the Committee for a performance period.

Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance goals.  A performance goal may include or exclude items that measure specific objectives, such as the cumulative effect of changes in generally accepted accounting principles, losses resulting from discontinued operations, securities gains and losses, restructuring, merger-related and other nonrecurring costs, amortization of goodwill and other intangible assets, extraordinary gains or losses and any unusual, nonrecurring gain or loss that is separately quantified in the Company’s financial statements.

Any performance goal expressed on a per-share basis will, in case of a recapitalization, stock dividend, stock split or reverse stock split affecting the number of outstanding shares, be mathematically adjusted by the Committee so that the change in outstanding shares does not cause a substantive change in the relevant goal.

The Committee may adjust performance goals for any other objective events or occurrences which occur during a performance period, including, but not limited to, acquisitions by the Company and changes in applicable tax laws or accounting principles, provided that the Committee will not have the discretion to increase the amount of a performance award that would otherwise be due upon attainment of a performance target or performance targets to any participant who is a covered employee except to the extent permitted under Section 162(m) of the Code and the regulations thereunder or any successors thereto.

Section 162(m) of the Code precludes a publicly-held corporation from claiming a compensation deduction for compensation in excess of $1.0 million paid to the chief executive officer or any of the four most highly compensated officers other than the chief executive officer.  This limitation does not apply, however, to “qualified performance-based compensation.”  Because stock options and SARs granted under the Plan must have a per share exercise price at least equal to the fair market value of a share of Common Stock on the date of grant and because the Plan limits the number of shares that may be the subject of awards granted to any participant during any calendar year, compensation from the exercise of stock options and SARs should be treated as “qualified performance-based compensation” for purposes of Section 162(m).

Fair Market Value

For purposes of the Plan, the term “fair market value” means the fair market value of the property or other item being valued, as determined by the Committee in its sole discretion.  Unless otherwise determined by the Committee in order to satisfy the requirements relating to incentive stock options under applicable income tax laws and regulations, the “Fair Market Value” of a share of Common Stock will be the closing sale price of a share on the date in question (or, if such day is not a trading day in the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one) or national quotation system in which such shares are then traded, or if no such closing prices are reported, the mean between the high bid and low asked prices that day on the principal market or national quotation system then in use. If the shares are not readily tradable on an established securities market for purposes of Section 409A of the Code, then the fair market value will be determined by means of a reasonable valuation method that takes into consideration all available information material to the value of the Company and that otherwise satisfies the requirements applicable under Section 409A of the Code and the regulations thereunder.

Award Agreements

Each award will be evidenced by an award agreement that will be delivered to the participant specifying the terms and conditions of the award and any rules applicable to such award.  Upon a change in control of the Company, as defined in the Plan, all outstanding awards will vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of award granted.

Termination or Suspension of Employment or Service.

The following provisions shall apply in the event of the participant’s termination of employment or service with the Company and any affiliate unless the Committee shall have provided otherwise, either at the time of the grant of the Award or thereafter.

Nonqualified Stock Options and Stock Appreciation Rights. If the participant’s employment with the Company or an affiliate is terminated for any reason other than death, disability or retirement, the participant’s right to exercise any nonqualified stock option or SAR will terminate, and such option or SAR will expire, on the earlier of:

•                  the first anniversary of such termination of employment or service, or

•                  the date such option or SAR would have expired had it not been for the termination of employment or service.

The Participant will have the right to exercise such option or SAR prior to such expiration to the extent it was exercisable (and had not yet been exercised) at the date of such termination of employment or service.

If the participant’s employment or service with the Company or an affiliate is terminated by death, disability or retirement, the participant or his successor (if employment or service is terminated by death) will have the right to exercise any nonqualified stock option or SAR to the extent it was exercisable (and had not yet been exercised) at the date of such termination of employment or service, but in no event will such option or SAR be exercisable later than the date the option or SAR would have expired had it not been for the termination of such employment or service.

Notwithstanding the foregoing, the Committee may, in its discretion, provide at the time of grant:

•                  that an option or SAR granted to a participant may terminate at a date earlier than that set forth above, including without limitation the date of termination of employment or service,

•                  that an option or SAR granted to a participant may terminate at a date later than that set forth above, provided such date cannot be beyond the date the option or SAR would have expired had it not been for the termination of the participant’s employment or service, and

•                  that an option or SAR may become immediately exercisable upon the Participant’s death, disability or retirement when it finds that such acceleration would be in the best interests of the Company.

Incentive Stock Options.  Except as otherwise determined by the Committee at the time of grant, if the participant’s employment with the Company is terminated for any reason, the participant will have the right to exercise any incentive stock option and any related SAR during the 90 days after such termination of employment to the extent it was exercisable at the date of such termination, but in no event later than the date the option would have expired had it not been for the termination of such employment.

If the Participant does not exercise such option or related SAR to the full extent permitted by the preceding sentence, the remaining exercisable portion of such option automatically will be deemed a nonqualified stock option, and such option and any related SAR will be exercisable during the period set forth above for non-qualified stock options, provided that in the event that employment is terminated because of death or the participant dies during such 90-day period, the option will continue to be an incentive stock option to the extent provided by Section 421 or Section 422 of the Code, or any successor provisions, and any regulations promulgated thereunder.

Notwithstanding the foregoing, the Committee may, in its discretion, provide at the time of grant that an incentive stock option may become immediately exercisable upon the participant’s death, disability or retirement when it finds that such acceleration would be in the best interests of the Company.

Restricted Stock.  Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all shares of restricted stock still subject to restriction shall be forfeited by the participant and reacquired by the Company at the price (if any) paid by the participant for such restricted stock, provided that in the event of a participant’s disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s shares of restricted stock.

Change in Control

If there is a change in control of the Company as defined by Section 409A of the Code, then all outstanding awards will vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of award; provided, however, that performance awards will be deemed to be earned and vested upon a change in control only to the extent set forth in the applicable award agreement.

Shares Reserved Under the 2014 Equity Incentive Plan

The number of shares of Common Stock that may be issued pursuant to the Plan is 910,750, which represents approximately 10.3% of the outstanding Common Stock as of June 1, 2016.

None of the shares shall be the subject of more than one award at any time, but if an award is cancelled or forfeited or if an award terminates, expires or lapses for any reason, then any unissued or forfeited shares subject to the award shall again become available for grant under the Plan as if no awards had been previously granted with respect to such shares. Shares withheld from an award or delivered by a participant to satisfy minimum tax withholding requirements or to pay the exercise price of stock options or SARs will not be available for future grants of awards under the plan.

The total number of shares of Common Stock that may be issued pursuant to the Plan is subject to adjustment by the Committee in the event of stock dividends, stock splits, combination of shares, recapitalizations or other changes in the outstanding Common Stock affected without receipt or payment of consideration by the Company.  The shares issuable under the Plan may be from either authorized but previously unissued shares of Common Stock or from reacquired shares of Common Stock, including shares purchased by the Company on the open market or in private transactions and held as treasury shares.

Adjustments for Capital Changes

The aggregate number of shares of Common Stock available for issuance under this Plan, the number of shares to which any outstanding award relates, the maximum number of shares that can be covered by awards to each participant and the exercise price per share under any outstanding option or SAR shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company.

If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Company, the shares of Common Stock will be exchanged for other securities of the Company or of another corporation, each recipient of an award will be entitled, subject to the conditions herein stated, to purchase, acquire or receive such amount of cash or such number of shares or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of the Company which such participants would have been entitled to purchase, acquire or receive except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding options and SARs, provided that in each case the number of shares or other securities subject to the substituted or assumed stock options or SARs and the exercise price thereof shall be determined in a manner that satisfies the requirements of Treasury Regulation §1.424-1 and the regulations issued under Section 409A of the Code so that the substituted or assumed option or SAR is not deemed to be a modification of the outstanding options or SARs.

Notwithstanding any provision to the contrary, the term of any option or SAR granted under the Plan and the property which the holder of the option will receive upon the exercise or termination thereof will be subject to, and be governed by, the provisions regarding the treatment of any such options or SARs set forth in a definitive agreement with respect to any of the aforementioned transactions entered into by the Company to the extent any such option or SAR  remains outstanding and unexercised upon consummation of the transactions contemplated by such definitive agreement.

Accounting for Awards

If an award granted under the Plan entitles a participant to receive or purchase shares of Common Stock, then on the date of grant of the award, the number of shares of Common Stock covered by the award (or to which the award relates) will be counted against the total number of shares available for granting awards under the Plan. As a result, the shares available for granting future awards under the Plan will be reduced as of the date of grant.

For SARs settled in shares of Common Stock upon exercise, the total number of shares with respect to which the SAR is exercised (rather than the number of shares actually issued upon exercise) will be counted against the number of shares available for awards under the Plan.

Awards that do not entitle the holder to receive or purchase shares of Common Stock, and awards that are denominated at the time of grant as payable only in cash and that are settled in cash, will not be counted against the aggregate number of shares available for awards under the Plan.

Restrictions on Transferability of Awards or Shares Subject to Awards

Subject to the provisions of the applicable award and the Plan, no participant or holder or beneficiary of any award will have any rights as a stockholder of the Company with respect to any shares of Common Stock to be distributed under the Plan until he or she has become the actual holder of such shares.

Awards may not be assigned, pledged, sold or otherwise transferred or encumbered, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, an award may be transferable under the Plan to the extent determined by the Committee and set forth in the applicable award agreement if such award agreement provisions do not disqualify such award for exemption under Rule 16b-3, if such award is not intended to qualify for exemption under Rule 16b-3 or, with respect to awards that are incentive stock options, if such provisions do not prevent the incentive stock options from qualifying as such under applicable laws and regulations.

The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law, regulation or listing or quotation requirement relating to the shares or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a participant, other holder or beneficiary in connection with the exercise of such award shall be promptly refunded to the relevant participant, holder or beneficiary.  No award granted under the Plan will be construed as an offer to sell securities of the Company, and no such offer will be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject, as well as any applicable listing or quotation requirements relating to the Shares.

See also “Restrictions On Resales,” below.

Income Tax Withholding

All federal, state, local or foreign payroll, withholding, income or other taxes applicable to a participant as a result of his or her participation in the Plan are solely and absolutely the participant’s responsibility. However, in order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company expects to withhold or collect all applicable taxes from the participant or otherwise take appropriate action to ensure that all applicable taxes are withheld or collected from the participant.

In order to assist a participant in paying all or a portion of the applicable taxes to be withheld or collected upon his/her exercise or receipt of (or the lapse of restrictions relating to) an award, the Company will withhold from any award, from any payment due or transfer made under any award or under the Plan or from any compensation or other amount owing to a participant the amount (in cash, shares of Common Stock, other securities, other awards or other property) of any applicable federal, state or local withholding taxes in respect of any award, its exercise or any payment or transfer under an award or under the Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

Introduction

The following summary of the U.S. federal income tax consequences of awards under the Plan is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences for any individual participant or the provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside and may not be relied upon as tax advice. As a result, tax consequences for any particular participant may vary from this summary based on individual circumstances and may not apply to you. In addition, these general tax principles are subject to changes resulting from subsequent legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. The following description applies to U.S. citizens and residents who receive awards under the Plan. Participants who are neither U.S. citizens nor residents but who perform services in the United States may also be subject to U.S. federal income tax under some circumstances. In addition, former citizens or long-term residents of the United States may be subject to special expatriate tax rules, which are not addressed in this summary. You also may be subject to state, local or foreign income taxes and you should refer to the applicable laws in those jurisdictions.

Furthermore, if a participant is an executive officer or director of Trans World Corporation subject to Section 16(b) of the Exchange Act, special rules may apply to you. (See “Special Rules for Executive Officers and Directors Subject to Section 16(b)” below.)

For all of these reasons, we note that: (i) the tax information set forth herein was not intended or written to be used, and cannot be used by you or anyone else, for the purpose of avoiding federal income tax penalties that may be imposed; (ii) the tax information set forth herein was written to support the promotion or marketing of the transactions described herein; and (iii) WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE YOUR TAX LIABILITY IN CONNECTION WITH THE RECEIPT OR EXERCISE OF AN AWARD OR THE SUBSEQUENT DISPOSITION OF SHARES RECEIVED IN CONNECTION WITH OR UPON EXERCISE OF AN AWARD.

Summary

Set forth below is a summary of certain federal income tax consequences under the Internal Revenue Code relating to awards which may be granted under the Plan.

Incentive Stock Options.  No taxable income is recognized by the optionee upon the grant or exercise of an incentive stock option that meets the requirements of Section 422 of the Code.  However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee.  If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within two years from the date of grant or within one year after the date of exercise, then upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss realized will be a long-term capital loss, and no deduction will be allowed to the Company for federal income tax purposes.

If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise over the exercise price of the underlying options, and the Company will be entitled to deduct such amount.  If the shares of Common Stock acquired upon exercise of an incentive stock option decline in value after the date of exercise, however, the ordinary income recognized by the optionee is limited to the difference between the sales price and the amount paid for the shares.  Any gain realized from the sale of shares in excess of the amount taxed as ordinary income will be taxed as capital gain and will not be deductible by the Company.

An incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment, except in certain cases where the incentive stock option is exercised after the death or permanent and total disability of the optionee.  The aggregate fair market value, determined at the time of grant, of the Common Stock with respect to which incentive stock options under the Plan (or any other plan) are exercisable for the first time by the participant during any calendar year cannot exceed $100,000.  If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option will be treated as a nonqualified stock option.

Nonqualified Stock Options. No taxable income is recognized by the optionee at the time a nonqualified stock option is granted under the Plan.  Generally, on the date of exercise of a nonqualified stock option, ordinary income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount.  Upon disposition of the shares acquired, an optionee generally recognizes the appreciation or depreciation on the shares after the date of exercise as either short-term or long-term capital gain or loss depending on how long the shares have been held.

If the stock received upon exercise of an option or SAR is subject to a substantial risk of forfeiture, the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described below for restricted stock.  In general, Common Stock issued upon exercise of an option or SAR granted under the Plan will be transferable and not subject to a risk of forfeiture at the time issued.

Stock Appreciation Rights.  No income will be recognized by a participant in connection with the grant of a SAR.  When the SARis exercised, the participant generally will be required to include as taxable ordinary income in the year of such exercise an amount equal to the amount of cash received and the fair market value of any stock received.  The Company generally will be entitled to a deduction equal to the amount includable as ordinary income by such participant.

Restricted Stock.  A recipient of restricted stock generally will be subject to tax at ordinary income rates on the excess of the fair market value of the stock (measured at the time the stock is either transferable or is no longer subject to forfeiture) over the amount, if any, paid for such stock.  However, a recipient who elects under Section 83(b) of the Code within 30 days of the date of issuance of the restricted stock to be taxed at the time of issuance of the restricted stock will recognize ordinary income on the date of issuance equal to the fair market value of the shares of restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock.  If the shares subject to such election are forfeited, the recipient will be entitled to a capital loss for tax purposes only for the amount paid for the forfeited shares, not the amount recognized as ordinary income as a result of the Section 83(b) election.  The holding period to determine whether the recipient has long-term or short-term capital gain or loss upon sale of shares begins when the forfeiture period expires (or upon issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the Code).  The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the participant, subject to any applicable limitations under Section 162(m) of the Code.

Restricted Stock Units.  A participant who is awarded restricted stock units will not recognize income at the time of grant.  When a participant receives payment for restricted stock units in shares of Common Stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company, subject to any applicable limitations under Section 162(m) of the Code.  However, if there is a substantial risk that any shares of Common Stock used to pay out earned restricted stock units will be forfeited (for example, because the Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses.  In this case, the participant can elect to make an election under Section 83(b) of the Internal Revenue Code, as described above.  The Company can take a deduction for federal income tax purposes at the time the ordinary income is recognized by the participant, subject to any applicable limitations under Section 162(m) of the Code.

Other Stock-Based Awards.  The federal income tax treatment of other stock-based awards which may be granted under the Plan will depend on the specific terms of such awards.

Performance Awards. A participant generally will not recognize income, and the Company will not be allowed a tax deduction, at the time performance awards are granted, so long as the awards are subject to a substantial risk of forfeiture. When the participant receives or has the right to receive cash, stock or other property in settlement of a performance award, the cash amount or the fair market value of the stock or other property will be ordinary income to the participant, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code.

Deduction Limit for Certain Executive Compensation.  Section 162(m) of the Code generally limits the deduction for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to its chief executive officer and the four other most highly compensated executive officers (“covered executive”).  Certain types of compensation, including compensation based on performance goals, are excluded from the $1 million deduction limitation. In order for performance-based compensation to qualify for this exception:

•                  it must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

•                  the performance goal must be established by a compensation committee consisting solely of two or more outside directors, as defined;

•                  the material terms under which the compensation is to be paid, including performance goals, must be disclosed to and approved by stockholders in a separate vote prior to payment; and

•                  prior to payment, the compensation Committee must certify that the performance goals and any other material terms were in fact satisfied.

The Plan has been designed to meet the requirements of Section 162(m) of the Code and, as a result, the Company believes that compensation attributable to performance share awards granted under the Plan in accordance with the foregoing requirements will be fully deductible under Section 162(m) of the Code. If the non-excluded compensation of a covered executive exceeds $1 million, however, compensation attributable to other awards, such as restricted stock awards or restricted stock units, may not be fully deductible unless the grant or vesting of the award is contingent on the attainment of a performance goal determined by the Committee meeting specified requirements and disclosed to and approved by the stockholders of the Company.  The Board of Directors believes that the likelihood of any impact on the Company from the deduction limitation contained in Section 162(m) of the Code is remote at this time.

Section 409A of the Code. Section 409A of the Internal Revenue Code applies to amounts that are considered “non-qualified deferred compensation.” If a deferred compensation arrangement, including certain awards that may be issued under the Plan, does not meet the requirements of Section 409A of the Code, the timing of taxation for these amounts could be accelerated (i.e., these amounts could be subject to early income tax recognition, which could result in the imposition of an additional 20% income tax as well as interest and penalties.  The Plan permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A of the Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and SARs that comply with the terms of the Plan and do not have a deferral feature, are generally exempt from the application of Section 409A. Stock units and other stock-based awards generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. As noted below, although the Committee intends to administer the Plan so that awards will be exempt from, or will comply with, Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or under any other provision of federal, state, local or foreign tax law.

All awards granted under the Plan are designed to not constitute a deferral of compensation for purposes of Section 409A of the Code and all awards granted under the Plan as options or SARs shall be designed to satisfy the exemption for stock options or SARs set forth in the regulations issued under Section 409A of the Code.  No participant who has been granted:

•                  options will be permitted to defer the recognition of income beyond the exercise date of a nonqualified stock option or beyond the date that the Common Stock received upon the exercise of an incentive stock option is sold;

•                  a SAR will be permitted to defer the recognition of income beyond the exercise date of the SAR; and,

•                  a restricted stock award, restricted stock unit, other stock-based award or performance award shall be permitted to defer the recognition of income beyond the date those items are deemed earned under this Plan.

Special Rules for Executive Officers and Directors Subject to Section 16(b). If you are an executive officer or director of TWC subject to Section 16(b) of the Securities Exchange Act of 1934, any shares you acquire upon exercise or payout of a non-qualified option, an incentive stock option (for purposes of the Alternative Minimum Tax (“AMT”) only), a SAR or a restricted stock unit, and any shares of restricted stock that vest, may be treated as restricted property for purposes of Section 83 of the Code if you have had a non-exempt acquisition of shares of Trans World Corporation stock within the six months prior to the exercise, payout or vesting. In that case, you may be deemed to have acquired the shares at a date up to six months after the date the award was exercised or paid out or vested, and you will recognize (and be taxed on) ordinary income as of the later date that the transfer restrictions under Section 16(b) of the Exchange Act no longer apply, rather than as of the date of exercise, payout or vesting.

However, Section 83(b) of the Code allows you to elect to recognize ordinary income as of the date you acquired the shares, without regard to Section 16(b) restrictions. You must make the election in the manner specified in Section 83(b) within 30 days after the date you acquire shares pursuant to an award.  If: (a) the shares you acquired upon the exercise, payout or vesting of the award are treated as restricted property for purposes of Section 83 of the Code because of the application of Section 16(b) of the Exchange Act, and (b) you do not make a Section 83(b) election within the required time period, the amount of ordinary income to you will be determined as follows:

•                  For non-qualified options (and incentive stock options treated as non-qualified options for purposes of the AMT), you will recognize and be taxed on ordinary income in the amount by which the fair market value of the shares at the later date exceeds the exercise price, rather than recognizing, and being taxed on, ordinary income in the amount by which the fair market value of the shares on the exercise date exceeds the exercise price.

•                  For a SAR, you will recognize and be taxed on ordinary income in the amount of the fair market value of the shares of Common Stock at the later date, rather than recognizing, and being taxed on, ordinary income in the amount of the fair market value of the shares as of the date you exercised or were paid on the SAR.

•                  For restricted stock units, you will recognize and be taxed on ordinary income in the amount of the fair market value of the shares of Common Stock at the later date, rather than recognizing, and being taxed on, ordinary income in the amount of the fair market value of the shares on the date the shares were paid out pursuant to the restricted stock unit award.

•                  For restricted stock, because you acquire the shares at the time the restricted stock award is granted, a Section 83(b) election must be made within 30 days of grant (as opposed to the date of payout in the case of a restricted stock unit or the date of exercise in the case of an option or SAR). Accordingly, if your restricted stock vests within six months after a non-exempt acquisition under Section 16(b) of the Securities Exchange Act of 1934, then unless you made a Section 83(b) election at the time the restricted stock award was granted, you will recognize and be taxed on ordinary income in the amount of the fair market value of the shares of common stock at the later date that the transfer restrictions under Section 16(b) of the Exchange Act no longer apply, rather than recognizing, and being taxed on, ordinary income in the amount of the fair market value of the shares on the date the restricted stock vested.

The Company urges you to consult your own tax advisor for more details about these special rules and to help you determine if you should make a Section 83(b) election.

Change in Control

Depending on the terms of your award agreement and the determinations of the Committee, upon a change in control of TWC, restrictions on your award may lapse, or your award may mature or become exercisable, on an accelerated schedule.  If this type of benefit, or other benefits and payments connected with your award that result from a change in control of TWC, are granted to certain individuals (such as our executive officers), the benefits and payments may be deemed to be “parachute payments” within the meaning of Section 280G of the Code.  Section 280G provides that if parachute payments to an individual equal or exceed three times the individual’s “base amount,” the excess of the parachute payments over one times the base amount will not be deductible by the Company and will be subject to an excise tax payable by the individual.  “Base amount” is the individual’s average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs. The Company urges you to consult your own tax advisor regarding your tax liability upon a change in control of Trans World Corporation.

The above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change (in some cases retroactively), as are their interpretations, and their application may vary in individual circumstances (including without limitation in the case of persons who are subject to Section 16 of the Exchange Act and regulations thereunder.).  Finally, the consequences under applicable state and local income tax laws may not be the same as under federal income tax laws.

RESTRICTIONS ON RESALE

If a  participant is an “affiliate” of the Company as defined in Rule 144 promulgated under the Securities Act (“Rule 144”), Common Stock acquired by him/her under the Plan will be “restricted securities” as that term is defined in Rule 144 and the certificate representing such shares may bear a legend restricting the transfer thereof.  Such affiliates may not use this Prospectus for any resales of such shares.  However, a participant’s sales or other dispositions may be made pursuant to:

•                  the requirements of Rule 144, without being subject to the holding period requirement of such Rule,

•                  another exemption from such registration under the Securities Act, or

•                  a separate prospectus prepared in accordance with the applicable form under the Securities Act.

Participants who are not affiliates of the Company may still sell their shares acquired pursuant to the terms of the Plan without compliance with the requirements of Rule 144 or the registration requirements of the Securities Act.

ADDITIONAL PROVISIONS AFFECTING CERTAIN INSIDERS

If a participant is an executive officer or director of the Company, s/he will be subject to the reporting requirements of Section 16(a) of the Exchange Act.  If so, s/he is also subject to the short-swing profit liability provisions of the Exchange Act.  Because transactions involving the Common Stock may give rise to short-swing profit liability, all officers who are participants in the Plan must notify the Company’s Securities Compliance Officer prior to the sale of any shares of Common Stock acquired pursuant to the Plan, and all directors who are participants in the Plan are requested to notify the Company’s Securities Compliance Officer prior to the sale of any shares of Common Stock acquired pursuant to the Plan.

Please note that all participants are subject to the Company’s Insider Trading Policy.

ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  The SEC allows us to incorporate by reference some of the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a),

13(c), 14 or 15(d) of the Exchange Act until our offering is completed:

•                  our latest annual report on Form 10-K, which contains our audited financial statements for our latest fiscal year;

•                  our quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC since the end of our last fiscal year; and

•                  the description of our Common Stock contained in any registration statement or report filed by the Company under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents), as well as stockholder communications and other reports furnished to stockholders of the Company on a continuing basis, the Plan and any other documents to be delivered to participants in the Plan.  Written requests should be addressed to Trans World  Corporation,545 Fifth Avenue, Suite 940, New York, New York  10017; Attention:  Jill Yarussi, Corporate Secretary.  Telephone requests may be directed to Ms. Yarussi at (212) 983-3355 and e-mail requests may be directed to her at: JYarussi@transwc.com.

*      *      *

The information in this prospectus will be updated by an appendix, a new prospectus or by including information in the most recent annual report to stockholders or the most recent proxy statement of the Company. Any person referring to this prospectus after the lapse of a significant period of time from the date of its initial publication should obtain and refer to all appendices. Any appendix received after receipt of this prospectus should be kept with this prospectus and referred to whenever this prospectus is referred to.

— END —